Exhibit 99.1

Bitmine Publishes New Chairman’s Message Explaining Why Shareholders Should Vote YES to Approve the Amendment to Increase Authorized Shares

BMNR shareholders are encouraged to review the Chairman’s message and vote on the 4 proposals prior to the January 14, 2026 deadline

Bitmine will hold its Annual Stockholder Meeting at the Wynn Las Vegas on January 15, 2026

Bitmine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support Bitmine’s goal of acquiring 5% of ETH

LAS VEGAS, January 2, 2026 /PRNewswire/ — Bitmine Immersion Technologies, Inc. (NASDAQ: BMNR) today announced the release of a new Chairman’s message (link) outlining why shareholders are being asked to vote YES on a proposal to increase the Company’s authorized shares. The message is now available on the Bitmine website and is intended to provide additional context ahead of the upcoming shareholder vote.

The voting deadline is January 14, 2026 at 11:59 p.m. ET.

In the video, Chairman Tom Lee explains the rationale behind Proposal 2, which seeks shareholder approval to amend the Company’s Amended and Restated Certificate of Incorporation to increase authorized shares from 500 million to 50 billion.

There are three reasons the Company needs to increase authorized shares:

1.	It would allow Bitmine to conduct capital markets activities, including at-the-market offerings, convertibles, and warrants.
2.	It would provide flexibility to pursue opportunistic deals, including potential mergers or acquisitions.
3.	Most importantly, it would enable the Company to implement future stock splits as needed.

Since pivoting in July to make Ethereum (ETH) its primary treasury asset, Bitmine has observed that its share price has closely tracked movements in ETH.

*Coefficient (per Bloomberg) is 0.015 ETH price plus accretion of ETH/share

The scatter chart in the gallery above shows the clear linkage (x-axis is ETH, y-axis is BMNR).

The Company believes Ethereum represents the future of finance, a supercycle driven by Wall Street reengineering on the blockchain. Major industry leaders agree, including Larry Fink, CEO of BlackRock, who said that tokenization is the next evolution of global markets. And the vast majority of tokenization is happening on Ethereum.

Previously, Bitmine noted its view that tokenization will drive ETH/BTC to reach all-time highs (0.0873).

●	Targeting 0.25 as Ethereum proves to be the future of finance

This implies future ETH prices of:

●	$12k
●	$22k (prior high)
●	$62k (0.25, “payment rails”)
●	$250k (if BTC reaches $1mm)

These potential future ETH prices can be used to calculate “implied” future BMNR prices**

●	$22k ETH → $500 BMNR
●	$62.5k ETH → $1,500 BMNR
●	$250k ETH → $5,000 BMNR

**These are using the coefficient 0.15* ETH plus assumed accretion ETH/share of 33%. These are for illustrative purposes only. Not a forecast.

To keep shares “accessible” to the public, the Company would want to split the shares, to reset the share price back towards $25.

If BMNR shares are:

●	$500, needs 20:1 split
●	$1,500, needs 60:1
●	$5,000 needs 100:1

These splits will increase total shares outstanding. Thus, Bitmine can only split shares in the future if the total authorized shares is increased.

Shareholders are encouraged to review the Chairman’s message and vote prior to the January 14, 2026 deadline and are welcome to attend the annual meeting on January 15, 2026, at the Wynn Las Vegas.

You need to register in advance, to attend the meeting, please see here: https://web.viewproxy.com/BMNR/2026

The annual meeting will be livestreamed on Bitmine’s X account: https://x.com/bitmnr

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here: https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About Bitmine

Bitmine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. Bitmine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including Bitmine’s ability to keep pace with new technology and changing market needs; Bitmine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of Bitmine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond Bitmine’s control, including those set forth in the Risk Factors section of Bitmine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of Bitmine’s filings with the SEC are available on the SEC’s website at www.sec.gov. Bitmine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.